                                                                       Exhibit 2

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                              BASIS OF PRESENTATION


         The Pro Forma Consolidated Balance Sheet as of September 30, 2001 and the Pro Forma Consolidated Statements of Operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 are based on the historical consolidated financial statements of PEC Solutions, Inc. and subsidiary (the "Company") and historical financial statements of Troy Systems, Inc. The Pro Forma Consolidated Balance Sheet has been prepared assuming the acquisition of Troy Systems, Inc. occurred on September 30, 2001.

         The Pro Forma Consolidated Statements of Operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 have been prepared assuming the acquisition of Troy Systems, Inc. occurred January 1, 2000. For purposes of the Pro Forma Consolidated Statements of Operations for the year ended December 31, 2000 and the nine months ended September 30, 2001, Troy Systems, Inc.'s Statement of Operations for the year ended December 31, 2000 has been consolidated with the Consolidated Statement of Operations of the Company for the year ended December 31, 2000 and Troy Systems, Inc.'s Statement of Operations for the nine month period ended September 30, 2001 has been combined with the Consolidated Statement of Operations of the Company for the nine month period ended September 30, 2001. The Pro Forma Consolidated Balance Sheet and Consolidated Statements of Operations also reflect the issuance of an aggregate of 103,065 shares of Common Stock issued as part of the acquisition of Troy Systems, Inc. These 103,065 shares are assumed to have been issued at the beginning of the period presented for purposes of computing earnings per share.

         The Pro Forma Consolidated Financial Statements do not purport to represent what the Company's actual results of operations or financial position would have been had the acquisitions occurred as of such dates, or to project the Company's results of operations or financial position for any period or date, nor does it give effect to any matters other than those described in the notes thereto. In addition, the allocation of purchase price to the assets and liabilities of Troy Systems, Inc. is preliminary and the final allocation may differ from the amounts reflected herein. The Pro Forma Consolidated Financial Statements should be read in conjunction with the other financial statements and notes thereto previously filed by the Company.

                      PEC SOLUTIONS, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AT SEPTEMBER 30, 2001


                                                                                               ACQUISITION
                                            PEC SOLUTIONS, INC.      TROY SYSTEMS, INC.        ADJUSTMENTS    PRO FORMA
                                            ---------------------------------------------------------------------------
Assets
Cash and equivalents                                  $ 66,325                 $ 1,415     $ (18,136)(1)(2)    $ 49,604
Short term investments                                  17,499                       -                    -      17,499
Accounts receivable, net                                28,730                   7,677                    -      36,407
Other current assets                                     1,590                     332                    -       1,922
                                            ---------------------------------------------------------------------------
Total current assets                                   114,144                   9,424             (18,136)     105,432

Property, plant and equipment, net                       3,170                     350                    -       3,520
Goodwill, net                                            2,824                       -            13,040(2)      15,864
Intangible assets, net                                       -                       -             3,000(2)       3,000
Other assets                                             4,533                     830             (338)(1)       5,025
                                            ---------------------------------------------------------------------------
Total assets                                         $ 124,671                $ 10,604            $ (2,434)   $ 132,841
                                            ===========================================================================
Liabilities
Accounts payable and accrued expenses                  $ 3,854                   $ 765                  $ -     $ 4,619
Advance payments on contracts                            1,116                     437                    -       1,553
Retirement plan payable                                    851                       -                    -         851
Accrued payroll                                          4,474                   1,537                    -       6,011
Accrued vacation                                         1,697                     508                    -       2,205
Other current liabilities                                1,087                   1,597                    -       2,684
                                            ---------------------------------------------------------------------------
Total current liabilities                               13,079                   4,844                    -      17,923
                                            ---------------------------------------------------------------------------
Supplemental retirement payable                            581                     204                    -         785
Deferred rent payable                                      806                       -                    -         806
Other long-term liabilities                                  5                     122                    -         127
                                            ---------------------------------------------------------------------------
Total long term liabilities                              1,392                     326                    -       1,718
                                            ---------------------------------------------------------------------------
Total liabilities                                       14,471                   5,170                    -      19,641
                                            ---------------------------------------------------------------------------
Stockholders' Equity
Common stock                                               259                       -                 1(2)         260
Additional paid in capital                              78,565                       1             2,998(2)      81,564
Retained earnings                                       31,444                   5,502           (5,502)(2)      31,444
Other comprehensive income                                (68)                    (69)               69 (2)        (68)
                                            ---------------------------------------------------------------------------
Total stockholders' equity                             110,200                   5,434              (2,434)     113,200
                                            ---------------------------------------------------------------------------
Total liabilities and  stockholders'
equity                                               $ 124,671                $ 10,604            $ (2,434)   $ 132,841
                                            ===========================================================================


                      PEC SOLUTIONS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                      ACQUISITION
                                        PEC SOLUTIONS, INC.    TROY SYSTEMS, INC.     ADJUSTMENTS           PRO FORMA
                                        -----------------------------------------------------------------------------
Revenues                                          $ 68,305              $ 36,211              $ -           $ 104,516

Operating costs and expenses:
Direct Costs                                        37,310                21,208                -              58,518
General and administrative expenses                 17,731                11,838                -              29,569
Amortization of goodwill and
intangibles                                            240                     -           672(4)                 912
Sales and marketing                                  2,813                     -                -               2,813
                                        -----------------------------------------------------------------------------
Total operating costs and expenses                  58,094                33,046              672              91,812

Operating income                                    10,211                 3,165            (672)              12,704
Other income, net                                    1,915                 (367)                -               1,548
                                        -----------------------------------------------------------------------------
Income before income taxes                          12,126                 2,798            (672)              14,252
Provision for income taxes                           4,854                     -           850(5)               5,704
                                        -----------------------------------------------------------------------------
Net income                                         $ 7,272                $2,798        $ (1,522)             $ 8,548
                                        =============================================================================

Earnings per common share - basic                   $ 0.34                                                  $ 0.40(6)
                                        ==================                                           ================
Earnings per common share - diluted                 $ 0.30                                                  $ 0.36(6)
                                        ==================                                           ================
Weighted average common shares
used in computing earnings per
common share - basic                            21,112,760                                              21,215,825(6)
                                        ==================                                           ================
Weighted average common shares
used in computing earnings per
common share - diluted                          23,896,975                                              24,000,040(6)
                                        ==================                                           ================


                      PEC SOLUTIONS, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                       ACQUISITION
                                     PEC SOLUTIONS, INC.       TROY SYSTEMS, INC.      ADJUSTMENTS         PRO FORMA
                                     -------------------------------------------------------------------------------
Revenues                                        $ 77,887                $ 24,752               $ -         $ 102,639

Operating costs and expenses:
Direct costs                                      41,964                  18,174                 -            60,138
General and administrative expenses               17,254                   5,462        (1,465)(3)            21,251
Amortization of goodwill and
intangibles                                          541                       -            504(4)             1,045
Sales and marketing                                3,119                     828                 -             3,947
                                     -------------------------------------------------------------------------------
Total operating costs and expenses                62,878                  24,464             (961)            86,381

Operating income                                  15,009                     288               961            16,258
Other income, net                                  1,725                      13                 -             1,738
                                     -------------------------------------------------------------------------------

Income before income taxes                        16,734                     301               961            17,996
Provision for income taxes                         6,894                      49            471(5)             7,414
                                     -------------------------------------------------------------------------------
Net income                                       $ 9,840                   $ 252             $ 490          $ 10,582
                                     ===============================================================================

Earnings per share - basic                        $ 0.42                                                   $ 0.45(6)
                                     ===================                                           =================
Earnings per share - diluted                      $ 0.36                                                   $ 0.39(6)
                                     ===================                                           =================
Weighted average common shares
used in computing net come per
common share - basic                          23,672,101                                               23,775,166(6)
                                     ===================                                           =================
Weighted average common shares
used in computing earnings per
common share - diluted                        27,276,927                                               27,379,992(6)
                                     ===================                                           =================

                      PEC SOLUTIONS, INC. AND SUBSIDIAIRES
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) Pro forma adjustments to give effect to the exclusion of certain assets, primarily cash ($1.4 million) and owner's notes receivable ($338 thousand).

(2) Pro forma adjustment to give effect to the purchase of Troy Systems, Inc. for $19.7 million (including transaction costs), as if the acquisition occurred on September 30, 2001. The purchase was for $16.7 million in cash and $3.0 million in PEC Solutions, Inc. common stock (103,065 shares at $29.11 per share). The allocation of the purchase price to the estimated fair value of the assets and liabilities assumed will result in the recognition by the Company of $13.0 million in goodwill and $3.0 million in intangible assets represented by the value of customer contracts and related relationships.

(3)      To eliminate non-recurring employee retention expenses.

(4) Pro forma amortization of intangible assets represented by the value of customer contracts and related relationships over a life of 4.5 years.

(5) Pro forma adjustment to reflect the incremental provision for federal and state income taxes at a consolidated effective tax rate of 41.2%, and 40.0% for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively. The company acquired was "Subchapter S" prior to the acquisition.

(6) Net income per common share, for both the "Company" column and the "Pro forma" column, was computed by dividing the net income for the nine month period ended September 30, 2001 and the year ended December 31, 2000 by the weighted average number of common shares or equivalent common shares outstanding. The weighted average number of common shares, under the "Pro forma" column, gives retroactive effect for the issuance of 103,065 shares of common stock in this transaction.